UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 1, 2016

SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

On December 1, 2016, SM Energy Company (the “Company”) completed its previously announced divestiture (the “Divestiture”) of certain oil and gas assets located in Montana and North Dakota (the “Williston Basin Assets”) to Oasis Petroleum North America LLC, a Delaware limited liability company (“Oasis”), for total cash consideration of $765.8 million, subject to customary post-closing purchase price adjustments. The Divestiture closed pursuant to the Purchase and Sale Agreement, dated as of October 17, 2016, by and between the Company and Oasis. Other than the Divestiture, there is no material relationship between the Company and Oasis.

The foregoing summary of the Purchase and Sale Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase and Sale Agreement, which is filed as Exhibit 2.3 to the Current Report on Form 8-K filed on October 21, 2016.

The pro forma financial information required by Item 9.01 is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 7.01    Regulation FD Disclosure.

In accordance with General Instruction B.2. of Form 8-K, the following information, including Exhibit 99.2, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On December 1, 2016, the Company issued a press release announcing that it completed its previously announced divestiture of its Williston Basin Assets. A copy of the press release is furnished as Exhibit 99.2 to this report and is incorporated by reference herein.

Item 8.01    Other Events.

Pending Acquisitions

On November 15, 2016, the Company entered into a definitive agreement (the “Howard County Agreement”) to acquire producing properties and undeveloped leasehold interests in Howard County, Texas. The transaction contemplated by the Howard County Agreement is expected to close in January 2017, with an effective date of October 1, 2016, but closing is subject to the satisfaction of closing conditions customary for a transaction of this nature. There can be no assurance that the transaction will close when expected or at all.

As previously disclosed, on October 17, 2016, the Company entered into a definitive purchase agreement with QStar LLC (“QStar”) to acquire QStar’s interests in certain proved and unproved properties in the Midland Basin. Additionally, the Company entered into a Ratification and Joinder Agreement (“Joinder Agreement”) with RRP-QStar, LLC (“RRP”), whereby the Company agreed to acquire RRP’s interests in the same Midland Basin properties on the same terms and conditions set forth in the agreement with QStar, except as such terms are modified under the Joinder Agreement. Under these agreements, the Company agreed to purchase QStar’s and RRP’s interests in the Midland Basin properties for a combination of $1.1 billion in cash consideration, and approximately 13.4 million shares of the Company’s common stock. Pursuant to the terms of the agreements with QStar and RRP, each of QStar and RRP have the right prior to closing to acquire additional leasehold interests in specified areas (the “Additional Leases”), and in the event any such additional interests are acquired, the purchase price to paid by the Company would be increased by an agreed upon amount per additional acre acquired. The QStar and RRP transactions are expected to close on December 21, 2016, subject to be the satisfaction of closing conditions customary for a transaction of this nature, but there can be no assurance that either of these transactions will close on the expected closing date or at all.

As a result of the above transactions, the Company expects to acquire an aggregate of approximately 4,100 net acres under the Howard County Agreement and the Additional Leases for total cash consideration of approximately $120 million.

Pending Divestiture

As previously announced, the Company intends to divest its outside-operated Eagle Ford shale assets. The interest in the Company’s marketing process for this divestiture has been significant to date. The Company expects to receive bids on these assets by December, and to the extent any of such bids are acceptable to the Company at that time, to close a transaction covering this divestiture within the first quarter of 2017. There can be no assurance, however, that any of the bids will be acceptable to the Company if and when received, or if received on acceptable terms that a subsequent transaction can be negotiated on acceptable terms or consummated when expected or at all.

Other Recent Developments

The Company recently completed a three-well pad in Howard County, Texas on the acreage it acquired from Rock Oil Holdings LLC. As of December 1, 2016, the 12-day average daily production rate for the three wells was 3,726 Boe/d, with a peak rate of 4,860 Boe/d.

As a result of closing the Divestiture of the Company’s Williston Basin Assets, the borrowing base under the Fifth Amended and Restated Credit Agreement has been reduced to $1.165 billion.

Item 9.01    Financial Statements and Exhibits.
(b) Pro forma financial information.

The pro forma financial information for the Divestiture required by this Item 9.01 is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2016, has been prepared as if the Divestiture occurred on that date. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2016, and the year ended December 31, 2015, have been prepared as if the Divestiture occurred on January 1, 2015.

(d) Exhibits.

Exhibit Number	Description
99.1	Unaudited Pro Forma Financial Information
99.2	Press release of the Company dated December 1, 2016, entitled “SM Energy Announces Closing of Williston Basin Divestiture”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date:	December 1, 2016	By:	/s/ David W. Copeland
David W. Copeland
Executive Vice President, General Counsel and Corporate Secretary